Digital Power Reports Financial Results for the Second Quarter Ended June 30,
2006

FREMONT, Calif., August 10, 2006, Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") announced today its financial results for the second quarter ended June 30, 2006.

Digital Power reported revenue of $3,333,000 for the second quarter, an increase of 46% from $2,283,000 for the same quarter last year. An operating profit of $28,000 for the second quarter of 2006 was reported, compared to an operating loss of $12,000 for the same quarter last year. Digital Power reported a net profit of $17,000 for the three months ended June 30, 2006, compared to a net loss of $89,000 for the three months ended June 30, 2005.

Revenue for the six months ended June 30, 2006, was $6,041,000, a 43.2% increase from revenue of $4,218,000 for the six months ended June 30, 2005. Net income for the six months ended June 30, 2006, was $54,000, compared to a net loss of $272,000 for the same period in 2005.

Commenting on the results, President and CEO, Jonathan Wax, stated: "This marks the ninth straight quarter of revenue growth when compared against the same quarter of the previous year, and the fourth straight quarter of profitability for Digital Power. Our operating performance improved by over $40,000 compared to the same quarter last year, primarily from the increase in revenue. We continue to be very impressed by the improvements we have made in our revenue stream and in the company's fundamentals, which is a clear indication that the Company has achieved a level of financial stability not seen in many years. This stability, along with the AMEX decision earlier in the quarter to reinstate Digital Power to a continued listing status, is very positive. Our gross margins declined slightly for the second straight quarter. Margins were 25.8% for the three months ended June 30, 2006, compared to 28% for the three months ended June 30, 2005. The decrease in gross margins is mainly a result of the product mix and supply channel disruptions associated with the implementation of the RoHs (lead free) initiatives, which were required for most product lines by July l, 2006. As more and more of our product lines become RoHs compliant and we continue to transfer newer generation products to the Far East, we are anticipating a greater level of stability with our gross margin levels. We were also quite pleased with improvements in our shareholder's equity, cash, and working capital, all of which exhibited an improvement compared to the previous quarter and to the same quarter of the previous year."

Digital Power designs, develops, manufactures, markets, sells and distributes switching power supplies to industrial, telecommunication, data communication, medical, and military industries. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.


                                    Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)

                                      Three months            Six months
                                   Ended     June 30,      Ended     June 30,
    Statement of Operations Data   2006      2005          2006      2005

    Revenues                        $3,333   $2,283     $6,041         $4,218
    Operating profit (loss)             28     (12)         66           (184)
    Net profit (loss)                   17     (89)         54           (272)

    Basic net income (loss)
      Per share                     $0.003  $(0.01)     $0.009         $(0.04)
    Diluted net income (loss)
      Per share                     $0.002  $(0.01)     $0.008         $(0.04)


                                     As of June 30,
    Balance Sheet Data              2006         2005

    Working capital                 $3,056     $2,164
    Total assets                     6,301      5,069
    Shareholders' equity             3,223      2,387